Exhibit 10.2
March 30, 2007
Deborah F. Ricci
20190 Hidden Creek Court
Ashburn, VA 20147
Dear Debbie:
          On behalf of The Allied Defense Group, Inc. (the “Company”), I am very pleased to offer you the position of chief financial officer. This letter agreement clarifies and confirms the terms of your employment with the Company.
1.      POSITION; START DATE
          You shall have the duties and responsibilities as the chief financial officer of the Company. You will report to the chief executive officer of the Company (the “CEO”). You agree not to actively engage in any other employment, occupation or consulting activity during your employment with the Company without the prior written approval of the CEO. Unless we mutually agree otherwise, you will commence as the Company’s chief financial officer on April 6, 2007 (the “Start Date”).
2.      SALARY
          Your base salary will be $16,666.66 per month ($200,000 annualized), payable monthly in accordance with the Company’s standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your salary will be reviewed annually.
3.      BONUS
          In addition to your salary, you will be eligible to earn an annual bonus of forty percent (40%) of your base salary (the “Target Bonus”) if you meet certain performance standards which will be determined by the Company. If you exceed the performance standards, you could earn an annual bonus of up to two hundred percent (200%) of your base salary; there is no minimum guaranteed annual bonus so that if you fail to meet your performance standards, you will not be entitled to an annual bonus. The performance standards generally will be determined during the first quarter of each calendar year and will be based primarily on Company financial performance against various targets. Your annual bonus shall be determined based on the assessment of your performance by the CEO, subject to review and approval by the Compensation Committee of the Board of Directors. You will be eligible for an annual bonus for any calendar year only if you remain employed with the Company as of the date of the public release by the Company (via filing of Form 10-K) of its financial results for the relevant year. The bonus will be payable within ten (10) days of the public release by the Company of its financial results.

4.      BENEFITS
          You will be provided 9,000 shares of restricted Company stock on the Start Date. The shares will vest ratably over a three (3) year period from the State Date. You must still be employed by the Company on the vesting dates; otherwise the unvested stock will be forfeited. The shares will also vest upon a Change of Control (as herein defined). The terms of the restricted stock will be set forth in a Restricted Stock Agreement dated as of the Start Date. You will also be entitled, during the term of your employment, to such employee benefits as the Company may offer from time to time, subject to applicable eligibility requirements, including all Company holidays and four (4) weeks of paid time off. Unused time off or unused holidays will not roll over from one calendar year to another calendar year unless approved in advance, in writing, by the CEO.
For purposes hereof, the term “Change of Control” means

(a) the acquisition (other than by the Company) by any person, entity or “group” within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding capital stock entitled to vote generally in the election of directors; or

(b) individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such person were a member of the Incumbent Board; or

(c) approval by the shareholders of the Company of (x) a reorganization, merger, consolidation or share exchange, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving company’s then outstanding voting securities, (y) a liquidation or dissolution of the Company or (iii) the sale of all or substantially all of the assets of the Company.
5.      TERMINATION OF EMPLOYMENT
          Your employment may be terminated at any time by you or by the Company with or without Cause, without prior written notice. This at-will employment relationship cannot be changed except in a writing signed by the CEO. The following matters will provide the Company with justification for termination of your employment with “Cause”:
(a) your conviction of any act by you of fraud or embezzlement;

(b) your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud;

(c) your conviction of any felony or misdemeanor constituting an act of dishonesty or misconduct (whether in connection with your responsibilities as an employee of the Company or otherwise) that either materially impairs the Company’s business, goodwill or reputation or materially compromises your ability to represent the Company with the public or provide leadership to its employees; or

(d) your failure to perform your lawful duties to the Company after receiving written notice from the Company describing such failure in reasonable detail and stating that continued failure to perform may result in termination of your employment with Cause.
6.      PAYMENTS UPON TERMINATION OF EMPLOYMENT
          The payments you will be entitled to receive from the Company upon termination of your employment will be as follows:
(a) If you terminate your employment or if the Company terminates your employment with or without Cause, the Company will pay you any accrued and unpaid compensation (subject to normal withholding and other deductions) to the effective date of termination of your employment.

(b) In addition, you may be entitled to additional payments under paragraphs 6(c) or 6(d) below.

(c) If your employment with the Company is terminated by the Company within twelve (12) months following a Change in Control or if you terminate your employment with the Company within twelve (12) months following a Change in Control:

(A)     you will be entitled to a severance payment equal to the sum of (x) two (2) times your annual salary immediately prior to the termination and (y) two (2) times the greater of the Target Bonus or the average annual bonus earned by you for the three (3) most recent annual periods; and

(B)     you will be entitled to receive medical, dental, vision, long-term care, life and long-term disability insurance coverage and your 401(k) entitlement for the lesser of (i) two (2) years following the termination, (ii) the maximum period for which such benefits may be provided under Section 409A of the American Jobs Creation Act of 2004 without triggering any liabilities thereunder, or (iii) when you secure new employment and are eligible to be covered under the employer’s benefit plans, in any case at levels comparable to that provided immediately prior to your termination and at the cost of the Company except for any contributions paid by you prior to the termination.
(d) If your employment with the Company is terminated by the Company without Cause or if you terminate your employment with the Company following a reduction in your base salary:

(A)     you will be entitled to a severance payment equal to the sum of (x) one times (1) your annual base salary immediately prior to the termination and (y) one times (1) the greater of the Target Bonus or the average annual bonus earned by you for the three (3) most recent annual periods; and

(B)     you will be entitled to receive medical, dental, vision, long-term care, life and long-term disability insurance coverage and your 401(k) entitlement for the lesser of (i) one (1) year following the termination, (ii) the maximum period for which such benefits may be provided under Section 409A of the American Jobs Creation Act of 2004 without triggering any liabilities thereunder, or (iii) when you secure new employment and are eligible to be covered under the employer’s benefit plans, in any case at levels comparable to that provided immediately prior to your termination and at the cost of the Company except for any contributions paid to you prior to the termination.

(e) The severance payment set forth in paragraph 6(c)(A) above or in paragraph 6(d) above payable as a result of a termination of employment initiated by the Company shall be payable in a lump sum within thirty (30) days of the date of employment termination. The severance payment set forth in paragraph 6(c)(A) above or in paragraph 6(d) above payable as a result of a termination of employment initiated by you shall be payable in a lump sum seven (7) months from the date of employment termination.

(f) If either the Company or you receives confirmation from the Company’s independent counsel or its certified public accounting firm (the “Tax Advisor”) that any payment by the Company to you would be considered to be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor statute then in effect (the “Code”), then the aggregate payments by the Company shall be reduced to the highest amount that may be paid to you by the Company without having any portion of any amount payable treated as such an “excess parachute payment”, and, if permitted by applicable law and without adverse tax consequence, such reduction shall be made to the last payment due hereunder.
7.      CONFIDENTIALITY
          With your employment comes the responsibility that you will honor any confidentiality agreements you have signed with other entities. If you have any confidential information or trade secrets, written, or otherwise known by you, you agree not to bring them to the Company, and you agree not to use them in any way. You attest that you have not signed a “non-competition” agreement or any other agreement that would prohibit you from working here.

8.     ADDITIONAL PROVISIONS
          The terms described in this letter agreement will be the terms of your employment, and this letter supersedes any previous discussions or offers and all prior employment and consulting agreements between you and the Company or any of its subsidiary corporations. Any additions or modifications of these terms would have to be in writing and signed by you and the CEO.
          The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the State of Delaware (except the provisions governing the choice of law).
          If you agree that this letter agreement evidences our agreement concerning your employment with the Company, please indicate so by signing both copies of this letter retaining one for your files.

Sincerely, John J. Marcello, President and Chief Executive Officer

ACCEPTANCE
I accept employment with The Allied Defense Group, Inc. under the terms set forth in this letter agreement:
Debbie F. Ricci

5